UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Distoken Acquisition Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit 1006, Block C, Jinshangjun Park No. 2 Xiaoba Road, Panlong District Kunming, Yunnan, China	N/A
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Units, each consisting of one ordinary share, one redeemable warrant, and one right	The Nasdaq Stock Market LLC

Ordinary shares, par value $0.0001 per share	The Nasdaq Stock Market LLC

Redeemable warrants, each warrant entitling the holder to purchase one ordinary share at a price of $11.50 per share	The Nasdaq Stock Market LLC

Rights, each right entitling the holder to receive one-tenth of one ordinary share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act Registration Statement or Regulation A offering statement file number to which this form relates: 333-248822 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the units, ordinary shares, par value $0.0001 per share, redeemable warrants to purchase ordinary shares, and rights to receive ordinary shares, of Distoken Acquisition Corporation, a Cayman Islands exempted company (the “Company”). The description of the units, ordinary shares, warrants and rights set forth under the heading “Description of Securities” in the prospectus forming part of the Company’s Registration Statement on Form S-1 (File No. 333-248822) originally filed with the U.S. Securities and Exchange Commission on September 15, 2020, as amended from time to time (the “Registration Statement”), to which this Form 8-A relates, is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is also incorporated by reference herein.

Item 2.	Exhibits.

Pursuant to the instructions for Form 8-A, no exhibits are required to be filed, because no other securities of the Company are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Distoken Acquisition Corporation

	By:	/s/ Jian Zhang
	Name:	Jian Zhang
	Title:	Chairman and Chief Executive Officer
Dated: February 13, 2023